Exhibit 99.1

Southern First Reports Results for First Quarter 2023

Greenville, South Carolina, April 25, 2023 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended March 31, 2023.

“While the current interest rate environment continues to be challenging in terms of margin and earnings, we are excited about the outstanding retail deposit growth and record number of client accounts opened during the first quarter of 2023,” stated Art Seaver, the Company’s Chief Executive Officer. “We continue to enjoy strong momentum in attracting new clients and recruiting great bankers, which will have a lasting impact on the performance of our Company.”

2023 First Quarter Highlights

•	Net income was $2.7 million and diluted earnings per common share were $0.33 for Q1 2023
•	Total deposits increased 27% to $3.4 billion at Q1 2023, compared to $2.7 billion at Q1 2022
•	Total loans increased 28% to $3.4 billion at Q1 2023, compared to $2.7 billion at Q1 2022
•	Book value per common share increased to $37.16 at Q1 2023, or 6%, over Q1 2022
•	Record number of new account openings during Q1 2023
	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
	2023	2022	2022	2022	2022
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$2,703	5,492	8,413	7,240	7,970
Earnings per common share, diluted	0.33	0.68	1.05	0.90	0.98
Total revenue(1)	22,468	25,826	28,134	27,149	26,091
Net interest margin (tax-equivalent)(2)	2.36%	2.88%	3.19%	3.35%	3.37%
Return on average assets(3)	0.30%	0.63%	1.00%	0.92%	1.10%
Return on average equity(3)	3.67%	7.44%	11.57%	10.31%	11.60%
Efficiency ratio(4)	76.12%	63.55%	57.03%	58.16%	56.28%
Noninterest expense to average assets (3)	1.89%	1.87%	1.92%	2.02%	2.03%
Balance Sheet ($ in thousands):
Total loans(5)	$3,417,945	3,273,363	3,030,027	2,845,205	2,660,675
Total deposits	3,426,774	3,133,864	3,001,452	2,870,158	2,708,174
Core deposits(6)	2,946,567	2,759,112	2,723,592	2,588,283	2,541,113
Total assets	3,938,140	3,691,981	3,439,669	3,287,663	3,073,234
Book value per common share	37.16	36.76	35.99	35.39	34.90
Loans to deposits	99.74%	104.45%	100.95%	99.13%	98.25%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.67%	12.91%	13.58%	13.97%	14.37%
Tier 1 risk-based capital ratio	10.66%	10.88%	11.49%	11.83%	12.18%
Leverage ratio	8.77%	9.17%	9.44%	9.71%	10.12%
Common equity tier 1 ratio(8)	10.23%	10.44%	11.02%	11.33%	11.65%
Tangible common equity(9)	7.60%	7.98%	8.37%	8.60%	9.06%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.12%	0.07%	0.08%	0.09%	0.15%
Classified assets/tier one capital plus allowance for credit losses	5.10%	4.71%	5.24%	7.29%	7.83%
Loans 30 days or more past due/ loans(5)	0.11%	0.11%	0.07%	0.10%	0.13%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.01%	(0.05%)	(0.06%)	0.02%	0.00%
Allowance for credit losses/loans(5)	1.18%	1.18%	1.20%	1.20%	1.24%
Allowance for credit losses/nonaccrual loans	854.33%	1,470.74%	1,388.87%	1,166.70%	726.88%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended
	March 31	Dec 31	Sept 30	June 30	Mar 31
(in thousands, except per share data)	2023	2022	2022	2022	2022
Interest income
Loans	$36,748	33,939	29,752	26,610	23,931
Investment securities	613	562	506	448	474
Federal funds sold	969	525	676	180	59
Total interest income	38,330	35,026	30,934	27,238	24,464
Interest expense
Deposits	17,179	10,329	5,021	1,844	908
Borrowings	727	578	459	510	392
Total interest expense	17,906	10,907	5,480	2,354	1,300
Net interest income	20,424	24,119	25,454	24,884	23,164
Provision for credit losses	1,825	2,325	950	1,775	1,105
Net interest income after provision for credit losses	18,599	21,794	24,504	23,109	22,059
Noninterest income
Mortgage banking income	622	291	1,230	1,184	1,494
Service fees on deposit accounts	325	316	318	327	303
ATM and debit card income	555	558	542	548	514
Income from bank owned life insurance	332	344	315	315	315
Loss on disposal of fixed assets	-	-	-	(394)	-
Other income	210	198	275	285	301
Total noninterest income	2,044	1,707	2,680	2,265	2,927
Noninterest expense
Compensation and benefits	10,356	9,576	9,843	9,915	9,456
Occupancy	2,457	2,666	2,442	2,219	1,778
Outside service and data processing costs	1,629	1,521	1,529	1,528	1,533
Insurance	689	551	507	367	260
Professional fees	660	788	555	693	599
Marketing	366	282	338	329	269
Other	947	1,029	832	737	790
Total noninterest expenses	17,104	16,413	16,046	15,788	14,685
Income before provision for income taxes	3,539	7,088	11,138	9,586	10,301
Income tax expense	836	1,596	2,725	2,346	2,331
Net income available to common shareholders	$2,703	5,492	8,413	7,240	7,970

Earnings per common share – Basic	$0.34	0.69	1.06	0.91	1.00
Earnings per common share – Diluted	0.33	0.68	1.04	0.90	0.98
Basic weighted average common shares	8,026	7,971	7,972	7,945	7,932
Diluted weighted average common shares	8,092	8,071	8,065	8,075	8,096

[Footnotes to table located on page 6]

Net income for the first quarter of 2023 was $2.7 million, or $0.33 per diluted share, a $2.8 million decrease from the fourth quarter of 2022 and a $5.3 million decrease from the first quarter of 2022. Net interest income decreased $3.7 million for the first quarter of 2023, compared to the fourth quarter of 2022, and decreased $2.7 million, compared to the first quarter of 2022. The decrease in net interest income from the prior quarter and prior year was driven by an increase in interest expense on our deposit accounts related to the Federal Reserve’s 475-basis point interest rate hikes during the past 12 months.

The provision for credit losses was $1.8 million for the first quarter of 2023, compared to $2.3 million for the fourth quarter of 2022 and $1.1 million for the first quarter of 2022. The provision expense during the first quarter of 2023, calculated under the Current Expected Credit Loss (“CECL”) methodology adopted effective January 1, 2022, includes a $1.9 million provision for loan losses and a $30 thousand reversal of the reserve for unfunded commitments.

Noninterest income totaled $2.0 million for the first quarter of 2023, a $337 thousand increase from the fourth quarter of 2022 and an $883 thousand decrease from the first quarter of 2022. Mortgage banking income has typically been the largest component of our noninterest income; however, lower mortgage origination volume during the past 12 months, combined with our strategy to keep a larger percentage of these loans in our portfolio, has impacted our profitability. Consequently, mortgage banking income was $622 thousand for the first quarter of 2023, an increase of $331 thousand from the prior quarter income and an $872 thousand decrease from the first quarter of 2022.

Noninterest expense for the first quarter of 2023 was $17.1 million, a $691 thousand increase from the fourth quarter of 2022, and a $2.4 million increase from the first quarter of 2022. The increase in noninterest expense from the previous quarter was driven by increases in compensation and benefits, outside service and data processing costs, and insurance expense, while the increase from the prior year related to increases in compensation and benefits, occupancy, and insurance expenses. Compensation and benefits expense increased from the previous quarter and year, driven by annual salary increases, hiring of new team members, and higher benefits expense. Occupancy expense increased from the prior year due to costs associated with the construction and relocation of our headquarters, while insurance costs increased from the prior quarter and year due to higher FDIC insurance premiums.

Our effective tax rate was 23.6% for the first quarter, an increase from 22.5% for the fourth quarter of 2022 and from 22.6% for the first quarter of 2022. The higher tax rate in the first quarter of 2023 relates to the effect of equity compensation transactions on our tax rate during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 85,966	$ 969	4.57%	$ 60,176	$ 525	3.46%	$ 89,096	$ 59	0.27%
Investment securities, taxable	87,521	530	2.46%	86,594	515	2.36%	113,101	425	1.52%
Investment securities, nontaxable(2)	10,266	106	4.21%	9,987	61	2.42%	11,899	64	2.17%
Loans(10)	3,334,530	36,748	4.47%	3,165,061	33,939	4.25%	2,573,978	23,931	3.77%
Total interest-earning assets	3,518,283	38,353	4.42%	3,321,818	35,040	4.18%	2,788,074	24,479	3.56%
Noninterest-earning assets	161,310			162,924			152,565
Total assets	$3,679,593			$3,484,742			$2,940,639
Interest-bearing liabilities
NOW accounts	$ 303,176	440	0.59%	$ 343,541	379	0.44%	$ 406,054	115	0.11%
Savings & money market	1,661,878	11,992	2.93%	1,529,532	7,657	1.99%	1,242,225	618	0.20%
Time deposits	543,425	4,747	3.54%	405,907	2,293	2.24%	158,720	175	0.45%
Total interest-bearing deposits	2,508,479	17,179	2.78%	2,278,980	10,329	1.80%	1,806,999	908	0.20%
FHLB advances and other borrowings	18,243	200	4.45%	7,594	81	4.23%	16,626	12	0.29%
Subordinated debentures	36,224	527	5.90%	36,197	497	5.45%	36,116	380	4.27%
Total interest-bearing liabilities	2,562,946	17,906	2.83%	2,322,771	10,907	1.86%	1,859,741	1,300	0.28%
Noninterest-bearing liabilities	818,123			869,314			802,299
Shareholders’ equity	298,524			292,657			278,600
Total liabilities and shareholders’ equity	$3,679,593			$3,484,742			$2,940,639
Net interest spread			1.59%			2.32%			3.28%
Net interest income (tax equivalent) / margin		$20,447	2.36%		$24,133	2.88%		$23,179	3.37%
Less: tax-equivalent adjustment(2)		23			14			15
Net interest income		$20,424			$24,119			$23,164

[Footnotes to table located on page 6]

Net interest income was $20.4 million for the first quarter of 2023, a $3.7 million decrease from the fourth quarter of 2022, driven by a $7.0 million increase in interest expense, partially offset by a $3.3 million increase in interest income, on a taxable basis. The increase in interest expense was driven by $229.5 million growth in average interest-bearing deposit balances at an average rate of 2.78%, a 98-basis points increase over the previous quarter, partially offset by $169.5 million growth in average loan balances at a yield of 4.47%, an increase of 22-basis points from the fourth quarter of 2022. In comparison to the first quarter of 2022, net interest income decreased $2.7 million, resulting primarily from $701.5 million growth in average interest-bearing deposit balances during the 13 months ended March 31, 2023, combined with a 258-basis point increase in deposit rates. Our net interest margin, on a tax-equivalent basis, was 2.36% for the first quarter of 2023, a 52-basis point decrease from 2.88% for the fourth quarter of 2022 and a 101-basis point decrease from 3.37% for the first quarter of 2022. As a result of the Federal Reserve’s 475-basis point interest rate hikes during the past 12 months, the rate on our interest-bearing liabilities has increased by 255-basis points during the first quarter of 2023 in comparison to the first quarter of 2022. However, the yield on our interest-earning assets, driven by our loan portfolio, has increased by only 86-basis points during the same time period, resulting in the lower net interest margin during the first quarter of 2023.

Balance sheets - Unaudited

	Ending Balance
	March 31	December 31	September 30	June 30	March 31
(in thousands, except per share data)	2023	2022	2022	2022	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$22,213	18,788	16,530	21,090	20,992
Federal funds sold	242,642	101,277	139,544	124,462	95,093
Interest-bearing deposits with banks	7,350	50,809	4,532	36,538	33,131
Total cash and cash equivalents	272,205	170,874	160,606	182,090	149,216
Investment securities:
Investment securities available for sale	94,036	93,347	91,521	98,991	106,978
Other investments	10,097	10,833	5,449	5,065	4,104
Total investment securities	104,133	104,180	96,970	104,056	111,082
Mortgage loans held for sale	6,979	3,917	9,243	18,329	17,840
Loans (5)	3,417,945	3,273,363	3,030,027	2,845,205	2,660,675
Less allowance for credit losses	(40,435)	(38,639)	(36,317)	(34,192)	(32,944)
Loans, net	3,377,510	3,234,724	2,993,710	2,811,013	2,627,731
Bank owned life insurance	51,453	51,122	50,778	50,463	50,148
Property and equipment, net	97,806	99,183	99,530	96,674	95,129
Deferred income taxes	12,087	12,522	18,425	15,078	10,635
Other assets	15,967	15,459	10,407	9,960	10,859
Total assets	$3,938,140	3,691,981	3,439,669	3,287,663	3,072,640
Liabilities
Deposits	$3,426,774	3,133,864	3,001,452	2,870,158	2,708,174
FHLB Advances	125,000	175,000	60,000	50,000	-
Subordinated debentures	36,241	36,214	36,187	36,160	36,133
Other liabilities	50,775	52,391	54,245	48,708	49,809
Total liabilities	3,638,790	3,397,469	3,151,884	3,005,026	2,794,116
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	80	80	80	80	80
Nonvested restricted stock	(4,462)	(3,306)	(3,348)	(3,230)	(3,425)
Additional paid-in capital	120,683	119,027	118,433	117,714	117,286
Accumulated other comprehensive loss	(11,775)	(13,410)	(14,009)	(10,143)	(6,393)
Retained earnings	194,824	192,121	186,629	178,216	170,976
Total shareholders’ equity	299,350	294,512	287,785	282,637	278,524
Total liabilities and shareholders’ equity	$3,938,140	3,691,981	3,439,669	3,287,663	3,072,640
Common Stock
Book value per common share	$37.16	36.76	35.99	35.39	34.90
Stock price:
High	45.05	49.50	47.16	50.09	65.02
Low	30.70	41.46	41.66	42.25	50.84
Period end	30.70	45.75	41.66	43.59	50.84
Common shares outstanding	8,048	8,011	7,997	7,986	7,981

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2023	2022	2022	2022	2022
Nonperforming Assets
Commercial
Non-owner occupied RE	$1,384	247	253	981	1,026
Commercial business	1,196	182	79	-	-
Consumer
Real estate	1,075	1,099	904	552	1,482
Home equity	1,078	1,099	1,379	1,398	2,024
Total nonaccrual loans	4,733	2,627	2,615	2,931	4,532
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$4,733	2,627	2,615	2,931	4,532
Nonperforming assets as a percentage of:
Total assets	0.12%	0.07%	0.08%	0.09%	0.15%
Total loans	0.14%	0.08%	0.09%	0.10%	0.17%
Classified assets/tier 1 capital plus allowance for credit losses	5.10%	4.71%	5.24%	7.29%	7.83%
	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2023	2022	2022	2022	2022
Allowance for Credit Losses
Balance, beginning of period	$38,639	36,317	34,192	32,944	30,408
CECL adjustment	-	-	-	-	1,500
Loans charged-off	(161)	-	-	(316)	(169)
Recoveries of loans previously charged-off	102	22	1,600	39	180
Net loans (charged-off) recovered	(59)	22	1,600	(277)	11
Provision for credit losses	1,855	2,300	525	1,525	1,025
Balance, end of period	$40,435	38,639	36,317	34,192	32,944
Allowance for credit losses to gross loans	1.18%	1.18%	1.20%	1.20%	1.24%
Allowance for credit losses to nonaccrual loans	854.33%	1,470.74%	1,388.87%	1,166.70%	726.88%
Net charge-offs to average loans QTD (annualized)	0.01%	0.00%	(0.22%)	0.04%	0.00%

Total nonperforming assets increased by $2.1 million during the first quarter of 2023, representing 0.12% of total assets, compared to 0.07% in the fourth quarter of 2023. The increase in nonperforming assets during the first quarter of 2023 results primarily from three commercial loans that went on nonaccrual status. In addition, our classified asset ratio increased to 5.10% for the first quarter of 2023 from 4.71% in the fourth quarter of 2022 and decreased from 7.83% in the first quarter of 2022. The improvement from the first quarter of 2022 was primarily the result of six hotel loans, or $18.5 million in the aggregate, we upgraded from substandard during the prior year.

On March 31, 2023, the allowance for credit losses was $40.4 million, or 1.18% of total loans, compared to $38.6 million, or 1.18% of total loans, at December 31, 2022, and $32.9 million, or 1.24% of total loans, at March 31, 2022. We had net charge-offs of $59 thousand, or 0.01% annualized, for the first quarter of 2023, compared to net recoveries of $22 thousand for the fourth quarter of 2022 and net recoveries of $11 thousand for the first quarter of 2022. There was a provision for credit losses of $1.9 million for the first quarter of 2023, compared to a provision of $2.3 million for the fourth quarter of 2022 and a provision of $1.0 million for the first quarter of 2022.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2023	2022	2022	2022	2022
Commercial
Owner occupied RE	$615,094	612,901	572,972	551,544	527,776
Non-owner occupied RE	928,059	862,579	799,569	741,263	705,811
Construction	94,641	109,726	85,850	84,612	75,015
Business	495,161	468,112	419,312	389,790	352,932
Total commercial loans	2,132,955	2,053,318	1,877,703	1,767,209	1,661,534
Consumer
Real estate	993,258	931,278	873,471	812,130	745,667
Home equity	180,974	179,300	171,904	161,512	155,678
Construction	71,137	80,415	77,798	76,878	72,627
Other	39,621	29,052	29,151	27,476	25,169
Total consumer loans	1,284,990	1,220,045	1,152,324	1,077,996	999,141
Total gross loans, net of deferred fees	3,417,945	3,273,363	3,030,027	2,845,205	2,660,675
Less—allowance for credit losses	(40,435)	(38,639)	(36,317)	(34,192)	(32,944)
Total loans, net	$3,377,510	3,234,724	2,993,710	2,811,013	2,627,731

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2023	2022	2022	2022	2022
Non-interest bearing	$740,534	804,115	791,050	799,169	779,262
Interest bearing:
NOW accounts	303,743	318,030	357,862	364,189	416,322
Money market accounts	1,748,562	1,506,418	1,452,958	1,320,329	1,238,866
Savings	39,706	40,673	42,335	41,944	41,630
Time, less than $250,000	106,679	89,877	79,387	62,340	57,972
Time and out-of-market deposits, $250,000 and over	487,550	374,751	277,860	282,187	174,122
Total deposits	$3,426,774	3,133,864	3,001,452	2,870,158	2,708,174

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000.

(7) March 31, 2023 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $3.9 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which will increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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FINANCIAL & MEDIA CONTACT:

ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com